Exhibit 10.10(a)

FIRST AMENDMENT AND CONSENT TO
LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT AND CONSENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is entered into as of April 25, 2013 between ACME UNITED CORPORATION, a Connecticut corporation (the “Borrower”) and HSBC BANK USA, NATIONAL ASSOCIATION (the “Lender”).

RECITALS

Borrower and Lender are parties to a Loan and Security Agreement dated as of April 5, 2012, as amended (collectively, the “Loan Agreement”). Capitalized terms used herein shall have the meanings given to them in the Loan Agreement unless otherwise specified.

Borrower has requested that the Lender amend certain terms and conditions of the Loan Agreement, pursuant to the terms of this Amendment.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Amendment and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. As of the date hereof, the definition of “Revolving Line”, as set forth in Section 1.2 of the Loan Agreement, is amended and restated in its entirety to read as follows:

“Revolving Line” is an Advance or Advances in an aggregate principal amount up to Forty Million Dollars ($40,000,000.00).

2. As of the date hereof, Section 6.7(a) of the Loan Agreement is amended and restated in its entirety to read as follows:

“Debt/Net Worth Ratio.  A ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth of not more than than the ratio set forth below for each quarter set forth below:

Quarterly Period Ending on	Debt/Net Worth Ratio
March 31st of each year	2.0 to 1.0
June 30th of each year	2.5 to 1.0
September 30th of each year	2.5 to 1.0
December 31st of each year	2.0 to 1.0
.

3. As of the date hereof, Section 6.7(b) of the Loan Agreement is amended and restated in its entirety to read as follows:

“Tangible Net Worth.  A Tangible Net Worth of at least $20,000,000.”

4. Consent.  The Lender hereby consents to the acquisition by the Borrower of certain assets of Acme Tackle Co., a distributor of fish lures, so long as (i) the acquisition consideration to be paid by the Borrower and the other terms and conditions of the acquisition, in either case, previously disclosed to the Lender, are not modified in any material respect and (ii) the conditions set forth in Section 7.3 of the Loan Agreement are satisfied with respect to such asset acquisition (excluding any requirement to obtain the Lender’s prior written consent, with this Section 4 of this Amendment constituting such prior written consent).

5. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.

6. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof and each of the following, all in substance and form acceptable to the Lender in its sole discretion:

(a) A Certificate of Borrower (1) certifying that there have been no changes to (i) the articles of incorporation and bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Secretary’s Certificate dated as of April 5, 2012, and (ii) to the slate of officers and agents authorized to sign and to act on behalf of the Borrower and (2) attaching the resolutions of the board of directors of the Borrower, which approve the execution and delivery of this Amendment, and any and all documents, instruments, writings and agreements related hereto (collectively, the “Amendment Documents”).

(b) An amended and restated Revolving Note.

(c) Such other matters as the Lender may require.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment and the other Amendment Documents and to perform all of the obligations hereunder and thereunder, and the Amendment Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

(b) The execution, delivery and performance by the Borrower of this Amendment and the other Amendment Documents have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or Loan Agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Section 5 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

8. References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

9. No Other Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Loan Agreement, or breach, default or event of default under any Loan Documents or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

10. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse the Lender on demand for all reasonable costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

11. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

HSBC BANK USA, NATIONAL ASSOCIATION	ACME UNITED CORPORATION

By: /s/ John Athanasoulias	By: /s/ Paul Driscoll
Name: John Athanasoulias	Name: Paul Driscoll
Title: Vice President	Title: VP, CFO and Secretary